Exhibit 10.5

Guarantee and indemnity deed

Date

Parties

Name	Cortendo AB, a company incorporated in Sweden
Short form name	Guarantor
Notice details	900 Northbrook Drive, Trevose, Pennsylvania 19053, United States of America Email: SLong@Cortendo.com
Attention: Stephen Long, General Counsel

Name	Antisense Therapeutics Ltd
ACN	095 060 745
Short form name	Licensor
Notice details	6 Wallace Avenue, Toorak, Victoria 3142, Australia Email: mark.diamond@antisense.com.au
Attention: Mark Diamond, CEO

Background

A                                    Licensor and Licensee are, simultaneously with the date hereof, entered into that certain technology licence agreement (Licence Agreement) under which Licensor grants to Licensee an exclusive licence to Exploit the Technology in the Territory within the Field for the Purpose (as such terms are defined in the Licence Agreement).

B                                    Licensee is a wholly-owned subsidiary of the Guarantor, and the Guarantor is entering this deed to guarantee the performance of Licensee under the Licence Agreement and indemnify the Licensor, as provided in this deed.

Agreed terms

1.        Defined terms & interpretation

1.1                            Defined terms

Capitalised terms used in this deed that are defined in the Licence Agreement have the meanings assigned to such terms in the Licence Agreement.  Other capitalised terms used in this deed have the following meanings:

Dollars means the lawful currency of the United States of America.

Guarantee means a guarantee, indemnity, letter of credit, legally binding letter of comfort or other obligation of any kind:

(a)                              to provide funds (whether by the advance or payment of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment or discharge of;

(b)                              to indemnify any person against the consequences of default in the payment of; or

(c)                               to be responsible for,

an obligation or monetary liability of another person or the assumption of any responsibility or obligation in respect of the solvency or financial condition of another person.

Guarantee and Indemnity means the guarantee and indemnity contained in clause 2.

Guaranteed Money means all money and amounts (in any currency) that the Licensee is or may become liable at any time (presently, prospectively or contingently, whether alone or not and in any capacity) to pay to or for the account of the Licensor (whether alone or not and in any capacity) under or in connection with a Licence Document.  It includes money and amounts:

(a)                              in the nature of principal, interest, fees, costs, charges, expenses, duties, indemnities, Guarantee obligations or damages;

(b)                              whether arising on or after the date of this deed; and

(c)                               which an Obligor would be liable to pay but for an Insolvency Event in respect of the Licensee.

Insolvency Event means, in respect of an Obligor, any of the following occurring:

(a)                              it files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganisation or for an arrangement or for the appointment of a receiver or trustee of it or of substantially all of its assets;

(b)                              it proposes a written agreement of composition or extension of substantially all of its debts;

(c)                               it is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof;

(d)                              it makes an assignment of substantially all of its assets for the benefit of creditors;

(e)                               except with the Licensor’s consent:

(i)                                  it is the subject of a Liquidation, or an order or an application is made for its Liquidation; or

(ii)                               an effective resolution is passed or meeting summoned or convened to consider a resolution for its Liquidation; or

(f)                                it stops or suspends payment to creditors generally.

Licence Document means:

(a)                              this deed;

(b)                              the Licence Agreement;

(c)                               any other document that relates to the Guaranteed Money;

(d)                              a document that the Guarantor and the Licensor agree in writing is a ‘Licence Document’; and

(e)                               a document entered into or given under or in connection with, or for the purpose of amending or novating, any document referred to in paragraphs (a) — (d) of this definition.

Liquidation means:

(a)                              a winding up, dissolution, liquidation, provisional liquidation, administration, bankruptcy or other proceeding for which a receiver or trustee is appointed; or

(b)                              an arrangement, moratorium, assignment or composition with or for the benefit of creditors or any class or group of them.

Licensee means Cortendo Cayman Ltd, a company incorporated in the Cayman Islands, or any of its Affiliates to whom it assigns or novates its rights and obligations under the Licence Agreement.

Loss means a loss, claim, action, damage, liability, cost, charge, expense, penalty, compensation, fine or outgoing suffered, paid or incurred.

Notice means a notice given in accordance with clause 8.1.

Obligor means:

(a)                              the Licensee; and

(b)                              the Guarantor.

Power means any right, power, discretion or remedy of the Licensor under any Licence Document or applicable Law.

Security Interest means any:

(a)                              security for payment of money, performance of obligations or protection against default (including a mortgage, bill of sale, charge, lien, pledge, trust, power or title retention arrangement, right of set-off, assignment of income, garnishee order or monetary claim and flawed deposit arrangements); and

(b)                              thing or preferential interest or arrangement of any kind giving a person priority or preference over claims of other persons or creditors with respect to any property or asset, and includes any agreement to create any of them or allow them to exist.

1.2                            Interpretation

The provisions of clauses 1.2 (Interpretation) and 1.3 (Headings) of the Licence Agreement are incorporated in, and apply to, this deed as if set out in full with any necessary amendments.

2.        Guarantee and Indemnity

2.1                            Consideration

The Guarantor acknowledges entering this deed in return for the Licensor agreeing to grant an exclusive licence under the Licence Agreement to the Licensee, at the Guarantor’s request, for the entry by the Licensor into the Licence Documents and for other valuable consideration, and that the Licensor relies on the Guarantee and Indemnity.

2.2                            Guarantee

The Guarantor irrevocably and unconditionally guarantees to the Licensor as primary obligor:

(a)                              the payment of the Guaranteed Money in accordance with the Licence Documents; and

(b)                              the performance by the Licensee of all its other obligations under the Licence Documents.

2.3                            Non-payment or non-performance

If the Licensee does not:

(a)                              pay any Guaranteed Money (or money which would be Guaranteed Money if its payment was enforceable, valid and not illegal) in accordance with the Licence Documents, the Guarantor must pay that money on demand as if it was the principal obligor; or

(b)                              perform any of its other obligations under a Licence Document, the Guarantor must perform, or procure the performance of, those obligations (without the need for demand by the Licensor) in accordance with the Licence Documents.

2.4                            Indemnity

The Guarantor indemnifies the Licensor against, and must pay to the Licensor on demand amounts equal to, any Loss of the Licensor as a result of or in connection with:

(a)                              any obligation or liability of, or obligation or liability guaranteed by, the Guarantor under this clause 2 (or which would be such an obligation or liability if enforceable, valid and not illegal) being or becoming unenforceable, invalid or illegal;

(b)                              an Obligor failing, or being unable, to pay any Guaranteed Money or to perform any of its other obligations in accordance with the Licence Documents;

(c)                               any Guaranteed Money (or money which would be Guaranteed Money if it were recoverable) not being recoverable from the Licensee; or

(d)                              an Insolvency Event in respect of any Obligor (but only to the extent that Loss relates to the Guaranteed Money),

in each case, for any reason and whether or not the Licensor knew or ought to have known anything about those matters.

2.5                            Demands

A demand under this clause 2 may be made at any time and from time to time.  A demand for any Guaranteed Money need only specify the amount owing, and need not specify how that amount is calculated.

3.        Extent of guarantee and indemnity

3.1                            Immediate recourse

The Guarantor waives any right it may have to require the Licensor to proceed against, or enforce any other rights or claim payment from, any other person before claiming from the Guarantor under the Guarantee and Indemnity.  This waiver applies irrespective of any law or any provision of a Licence Document to the contrary.

3.2                            Continuing obligations

The Guarantee and Indemnity:

(a)                              extends to the present and future balance of all the Guaranteed Money (including in respect of any contingent liability of the Licensee in connection with the Licence Documents) as varied from time to time, including as a result of:

(i)                                  the creation or designation of any new Licence Document after the date of this document;

(ii)                               any amendment to, or waiver under, any Licence Document; or

(iii)                            the provision of new or further accommodation to the Licensee,

and whether or not with the consent of, or notice to, the Guarantor;

(b)                              is not wholly or partially discharged by the payment of any Guaranteed Money, the performance of any obligation under the Licence Documents or anything else; and

(c)                               continues until, subject to clause 8.2 or clause 8.3, all Guaranteed Money has been paid in full and the Guarantor has completely performed its obligations under the relevant Licence Documents.

3.3                            Liability not affected

The Guarantor’s liability under each Licence Document is not adversely affected by anything which would otherwise reduce or discharge that liability (whether or not any Obligor or the Licensor is aware of it and despite any legal rule to the contrary).

3.4                            Principal and independent obligation

Each guarantee, indemnity and other obligation of the Guarantor in this deed is a principal and independent obligation and is not ancillary, collateral or limited by reference to any other obligation of any Obligor.

3.5                            Deferral of certain rights

Until all Guaranteed Money has been received and the Licensor is satisfied that it will not have to repay any money received by it, the Guarantor may not (either directly or indirectly) without the Licensor’s prior written consent:

(a)                              claim, exercise or attempt to exercise a right of set-off, counterclaim or any other right or raise any defence against an Obligor which might reduce or discharge the Guarantor’s liability under the Guarantee and Indemnity; or

(b)                              claim or exercise a right of subrogation or contribution or otherwise claim the benefit of:

(i)                                  a Guarantee in favour of the Guarantor relating to the Guaranteed Money; or

(ii)                               any Security Interest or Guarantee in favour of the Guarantor which would rank in priority or preference to a Security Interest or Guarantee relating to the Guaranteed Money, and if the Guarantor receives any money in breach of this clause 3.5(b) the Guarantor must promptly pay that money to the Licensor.

3.6                            Prove in Liquidation

The Guarantor irrevocably authorises the Licensor to prove in the Liquidation of any Obligor for all money that the Guarantor can claim against the Obligor on any account.  The Licensor need only account to the Guarantor for dividends it receives in excess of the Guaranteed Money, without interest.

3.7                            Variations and replacements

The Guarantor acknowledges that the Licence Documents may be varied or replaced from time to time.  The Guarantor confirms that the Guaranteed Money includes any amount payable under any Licence Document which is relevant to the Guaranteed Money as varied or replaced.  The Guarantor confirms that this applies regardless of:

(a)                              how a Licence Document is varied or replaced;

(b)                              the reasons for the variation or replacement; and

(c)                               whether the Guaranteed Money decreases or increases or a Licence Document is otherwise more onerous as a result of the variation or replacement.

4.        Representations and warranties

4.1                            Representations and warranties

The Guarantor represents and warrants to the Licensor that:

(a)                              (status) it is properly registered and incorporated as a corporation and validly exists under the laws of its jurisdiction of incorporation;

(b)                              (capacity) it acts on its own behalf on entering into the Licence Documents and it is not a trustee of any trust;

(c)                               (power and authority) it has the power, right and necessary corporate authority to own its assets, carry on its current and contemplated business, and to enter into, and exercise its rights and observe and perform its obligations under, each Licence Document to which it is expressed to be a party;

(d)                              (no immunity) neither it nor any of its assets is immune from suit or execution;

(e)                               (Licence Documents) each Licence Document to which it is expressed to be a party is (subject to equitable principles and insolvency laws generally affecting creditors’ rights and applicable stamping and registration) valid, binding and enforceable against it in accordance with the terms of those documents, and the transactions contemplated by those documents are for its commercial benefit;

(f)                                (foreign entity) in the case of any Licence Document entered into by the Guarantor that was not incorporated or otherwise created in an Australian jurisdiction, both the governing law of the Licence Document, and any judgement obtained against the Guarantor in the jurisdiction of that governing law, will be recognised and enforced in the Guarantor’s jurisdiction of incorporation or creation;

(g)                               (no conflicts) its execution and performance of each Licence Document to which it is expressed to be a party do not and will not conflict with or contravene any other law or a judgment, ruling, order, document or agreement applying to it or its assets or its constituent documents; or

(h)                              (solvency) it is solvent and there are no reasonable grounds to suspect that it is unable to pay its debts as and when they become due and payable.

4.2                            Repetition

The Guarantor repeats each representation and warranty in this clause 4 with reference to the facts and circumstances at the time on each day while any Guaranteed Money exists.

5.        Enforcement costs general indemnity

5.1                            Enforcement costs and expenses

The Guarantor must pay or reimburse on demand all costs and expenses of the Licensor (and any of its respective officers, employees and agents) in connection with enforcing a Licence Document, or exercising, enforcing or protecting a Power, or preparing or attempting to do so.  This includes legal costs and expenses (on a full indemnity basis).

5.2                            General indemnity

The Guarantor indemnifies the Licensor (and its officers, employees and agents) against, and must pay to the Licensor on demand amounts equal to, any Loss arising as a result of or in connection with:

(a)                              any payment required under a Licence Document not being made in accordance with clause 6;

(b)                              the exercise or attempted exercise of any Power;

(c)                               any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Guarantor or with respect to the transactions contemplated under any Licence Document; and

(d)                              the Licensor acting or relying in good faith on any Notice or other communication from, or genuinely believed to be from, the Guarantor,

including any legal costs and expenses (on a full indemnity basis).

6.        Payments

6.1                            Payment requirements

All payments by the Guarantor under this deed must be made to an account nominated by the Licensor.  Payments must be made in Dollars, in immediately available funds and in full without set-off, counterclaim or, subject to clause [22] (Withholding Tax) of the Licence Agreement, deduction or withholding.

6.2                            Insufficient payments

The Licensor may apply all money received from the Guarantor under the Licence Documents (even if insufficient to discharge all of the Guarantor’s obligations at that time) to reduce the Guaranteed Money in the order, and to satisfy any part of the Guaranteed Money, as the Licensor sees fit.  An application by the Licensor will override any appropriation made by the Guarantor.

7.        Assignment

(a)                              The Guarantor may not assign, transfer, novate or otherwise deal with all or any of its rights, interests or obligations under any Licence Document without the Licensor’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, however, that, subject to clause 7(b), in the event that the Licence Agreement is being assigned to a Third Party pursuant to clause [26.3(a)(ii)] (Assignment by Cortendo) of the Licence Agreement, and if:

(i)                                  at the time of such assignment, such Third Party is a publicly listed entity on NASDAQ or a comparable internationally recognised stock exchange and has a market capitalisation of at least $100 million (based on its average market capitalisation over the three month period immediately preceding the assignment), then the Guarantee and Indemnity under this deed, and this deed, shall terminate upon the consummation of such transaction; or

(ii)                               at the time of such assignment, such Third Party does not meet the requirements in paragraph (i), then either:

(A)                            the Guarantee and Indemnity provided under this deed shall continue in full force and effect; or

(B)                            the Guarantor shall provide a substitute guarantee and indemnity to the Licensor, on equivalent terms to those provided in this deed, from a Third Party that does meet the requirements in paragraph (i); or

(C)                            the Guarantor shall obtain the Licensor’s prior written consent (not to be unreasonably withheld, conditioned or delayed) to the termination of the Guarantee and Indemnity pursuant to this deed, in which case then the Guarantee and Indemnity under this deed, and this deed, shall terminate upon the consummation of such transaction.

(b)                              The Guarantor acknowledges and agrees that:

(i)                                  it may not assign, transfer or novate this deed; and

(ii)                               the Guarantee and Indemnity, and this deed, will continue in full force and effect,

if the Licensee novates or assigns the Licence Agreement to a Third Party incorporated in Ireland as part of the Guarantor’s proposed corporate restructuring as disclosed by Guarantor to Licensor prior to executing this deed.

(c)                               The Licensor may assign, transfer, novate or otherwise deal with all or any of its rights and obligations under any Licence Document (other than the Licence Agreement, to which clause [26.4] (Assignment by ATL) of the Licence Agreement applies) without the consent of any person.

8.        Other provisions

8.1                            Notices, demands and communications

Clause [25] (Notices and other communications) of the Licence Agreement applies to the giving of any notice, demand, consent, approval or communication in connection with this deed.

8.2                            Reinstating avoided transaction

The Guarantor agrees that if a payment or other transaction relating to the Guaranteed Money is void, voidable, unenforceable or defective for any reason or a related claim is upheld, conceded or settled, other than any defence or claim against the Licensor by the Licensee under the Licence Agreement (each an Avoidance), then even though the Licensor knew or should have known of the Avoidance:

(a)                              each Power and the Guarantor’s liability under each Licence Document will be what it would have been, and will continue, as if the payment or transaction that is the subject of the Avoidance had not occurred; and

(b)                              the Guarantor will immediately execute and do anything necessary or required by the Licensor to restore the Licensor to its position immediately before the Avoidance.

This clause survives any termination or full or partial discharge or release of any Licence Document.

8.3                            Term of obligations

The Guarantor agrees that its obligations in the Licence Documents continue from the date of the relevant document until, subject to clause 8.2, the Guaranteed Money is fully and finally repaid; provided that that this deed may be terminated upon an assignment of the Licence Agreement as provided in clause 7(a).

8.4                            Incorporated provisions

Clauses [13] (Confidential Information), [21] (Goods and services taxes), [22] (Withholding Tax), [26.8] (Costs), [26.9] (Set-off), [26.12] (No merger), [26.13] (Further action), [26.14] (Severability) and [26.15] (Waiver) of the Licence Agreement are incorporated in, and apply to, this deed as if set out in full with any necessary amendments.

8.5                            Indemnities and reimbursement obligations

The Licensor need not incur an expense or make a payment before enforcing an indemnity or reimbursement obligation in a Licence Document.  Unless otherwise stated, each such indemnity or reimbursement obligation is separate and independent of each other obligation of the party giving it, is absolute, irrevocable, unconditional and payable on demand and continues despite any settlement of account, termination of any Licence Document or anything else.

8.6                            Notices or demands as evidence

A notice or certificate from or demand by the Licensor stating that a specified sum of money is owing or payable under a Licence Document or stating any other fact or determination relevant to the rights or obligations of the Licensor or an Obligor under a Licence Document, is taken to be correct unless proved incorrect.

8.7                            Law and legislation

To the extent permitted by Law:

(a)                              each Licence Document prevails to the extent of inconsistency with any Law; and

(b)                              any present or future legislation operating to reduce the Guarantor’s obligations under a Licence Document or the effectiveness of any Power is excluded.

8.8                            Variation

A variation of this deed must be in writing and signed by or on behalf of each party to it.

8.9                            Governing law, jurisdiction and service of process

This deed is governed by the laws of England and Wales, and each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of London, England.

8.10                     Counterparts

This deed may be executed in any number of counterparts.  All executed counterparts constitute one document.

Signing page

EXECUTED as a deed

Guarantor

Executed by Cortendo AB

/s/ Matthew Pauls
Signature of authorised officer

Matthew Pauls
Name of authorised officer (print)

President & Chief Executive Officer
Title of authorised officer (print)

Licensor

Executed by Antisense Therapeutics Ltd ACN 095 060 745

	←		←
Signature of director		Signature of director/company secretary (Please delete as applicable)

Name of director (print)		Name of director/company secretary (print)

Signing page

EXECUTED as a deed

Guarantor

Executed by Cortendo AB

Signature of authorised officer

Name of authorised officer (print)

Title of authorised officer (print)

Licensor

Executed by Antisense Therapeutics Ltd ACN 095 060 745

/s/ Mark Diamond	←	/s/ Phillip Hains	←
Signature of director		Signature of director/company secretary (Please delete as applicable)

Mark Diamond		Phillip Hains
Name of director (print)		Name of company secretary (print)